                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            HEWLETT-PACKARD COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               D. CRAIG NORDLUND
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
- --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            HEWLETT-PACKARD COMPANY

        3000 HANOVER STREET, PALO ALTO, CALIFORNIA 94304 (415) 857-1501

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS--FEBRUARY 28, 1995

To the Shareholders:

  The annual meeting of the shareholders of Hewlett-Packard Company, a California corporation (the "Company"), will be held, as provided in the Company's Amended By-Laws, on Tuesday, February 28, 1995, at 2 o'clock in the afternoon in the Oak Room of the Company's facility located at 19447 Pruneridge Avenue, Cupertino, California, for the following purposes:

  1. To elect a Board of 14 Directors to serve for the ensuing year.

  2. To consider and act upon a proposal that the shareholders approve the adoption of the Company's 1995 Incentive Stock Plan.

  3. To consider and act upon a proposal that the shareholders approve the appointment of Price Waterhouse LLP as the Company's independent accountants for the 1995 fiscal year.

  4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  Nominees for directors are set forth in the enclosed Proxy Statement.

  Only shareholders of record at the close of business on Friday, December 30, 1994, will be entitled to vote at this meeting. The meeting will begin promptly at 2 o'clock. In order to avoid disruption, shareholders who arrive after the meeting has begun will not be admitted to the Oak Room, but may view the televised proceedings in a nearby auditorium.

                                             By Order of the Board of
                                             Directors

                                             D. Craig Nordlund
                                             Associate General Counsel and
                                             Secretary

Palo Alto, California
January 13, 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                PROXY STATEMENT

                              ------------------

                SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Hewlett-Packard Company, a California corporation (the "Company" or "HP"), for use at the 1995 annual meeting of shareholders to be held on February 28, 1995. Only shareholders of record on December 30, 1994 will be entitled to vote at that meeting. On December 30, 1994, the Company had approximately
256.5 million shares of Common Stock issued and outstanding.

  The Company's principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to shareholders is January 13, 1995.

VOTING

  Each share of Common Stock outstanding on the record date is entitled to one vote. In addition, every shareholder, or his proxy, entitled to vote upon the election of directors may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or distribute his votes calculated on the same principle among as many candidates as he thinks fit. No shareholder or proxy, however, shall be entitled to cumulate votes unless such candidate or candidates have been nominated prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person.

SOLICITATION

  The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The solicitation of proxies will be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay CIC $6,000 for these services, plus expenses.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

  COMPENSATION OF DIRECTORS--STANDARD ARRANGEMENTS. Directors who were not otherwise employed by the Company were paid an annual retainer of $30,000 during fiscal 1994 and received an additional fee of $1,500 for attendance at each meeting of the Board of Directors (the "Board of Directors" or the "Board"), as well as $1,200 for attendance at each meeting of a committee of the Board. Directors who are employed by the Company receive a fee of $1,500 for attendance at each meeting of the Board of Directors but are not compensated for attendance at meetings of committees of the Board. A non-employee director serving as a committee chairman receives an additional $3,000 per year. Non-employee directors may elect to receive stock options in place of the $30,000 annual retainer fee pursuant to the Company's 1987 Director Option Plan. Directors are reimbursed for any expenses attendant to Board membership.

  COMPENSATION OF DIRECTORS--OTHER ARRANGEMENTS. In addition to the standard arrangements described above, each non-employee director receives $5,000 per year in deferred compensation under the Company's Independent Director Deferred Compensation Program (the "Independent Director Program"). The purpose of the Independent Director Program is to encourage independent directors of the Company to continue to provide services that are considered essential to the Company's progress and thus give them further incentive to continue as directors of the Company. Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Independent Director Program. On March 1 of each year until an independent director terminates his services with the Company for any reason, the Company credits $5,000 to a reserve fund to provide deferred compensation for the director. The money allocated is credited with interest compounded semi-annually. Upon termination of the independent director's services with the Company, the entire amount then allocated to the reserve fund for such director, including all accrued interest, will be paid in a lump sum to the director, or a designated beneficiary if termination of services is due to death. If a director terminates services before the last day of

February of any year, the amount of deferred compensation and interest payable to the director will be prorated to reflect the number of whole months of service performed by the director in that year.

  BOARD OF DIRECTORS--During fiscal 1994 there were six meetings of the Board of Directors.

  AUDIT COMMITTEE--The Company's Audit Committee consisted of four non-employee directors in fiscal 1994: Shirley M. Hufstedler (Chair), Harold J. Haynes, Richard A. Hackborn, who joined the committee in March 1994, and Walter B. Hewlett. The Audit Committee met three times in fiscal 1994. The Audit Committee meets independently with the internal auditing staff, with representatives of the Company's independent accountants and with representatives of senior management. The committee reviews the general scope of the Company's annual audit and internal audit program, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors and for recommending the engagement or discharge of the Company's independent accountants. The committee is also responsible for monitoring the Company's compliance with the principles of the Defense Industry Initiative.

  COMPENSATION COMMITTEE--In fiscal 1994, the Company had a Compensation Committee ("Compensation Committee") consisting of five non-employee directors:
John B. Fery (Chair), Thomas E. Everhart, Harold J. Haynes, Susan P. Orr and Donald E. Petersen. The committee met four times in fiscal 1994. The committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary, stock options, stock appreciation rights and restricted stock, including performance-based restricted stock. The committee is also responsible for granting stock awards, stock options, stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans.

  ORGANIZATION REVIEW AND NOMINATING COMMITTEE--In fiscal 1994, the Company's Organization Review and Nominating Committee consisted of six directors: Harold
J. Haynes (Chair), Richard A. Hackborn, Walter B. Hewlett, George A. Keyworth II, David W. Packard and Lewis E. Platt. The Committee met four times in fiscal 1994. The committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The committee will consider candidates for Board membership proposed by shareholders who have complied with the procedures described beginning on page 4. Any shareholder wishing to recommend or nominate a candidate for director must follow such procedures.

  EXECUTIVE COMMITTEE--The Company also has an Executive Committee, which in the first month of fiscal 1994 was composed of three directors: Lewis E. Platt (Chair), Richard A. Hackborn and William E. Terry. Effective November 30, 1993, Mr. Hackborn retired as an officer of the Company and Mr. Terry retired as a director and officer of the Company. For the remainder of fiscal 1994, the Executive Committee consisted of two directors: Lewis E. Platt (Chair) and Robert P. Wayman, who was elected a director of the Company effective December 1, 1993. Pursuant to the

Company's Amended By-Laws, the Executive Committee has all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except those powers that, by law, cannot be delegated by the Board of Directors. The Executive Committee met nine times during fiscal 1994.

  FINANCE AND INVESTMENT COMMITTEE--The Company's Finance and Investment Committee was composed of four directors in fiscal 1994: Paul F. Miller, Jr. (Chair), Jean-Paul G. Gimon, David W. Packard and Robert P. Wayman. The Finance and Investment Committee, which met five times in fiscal 1994, is responsible for the supervision of the investment of all assets held by the Company's Deferred Profit-Sharing Plan, Retirement Plan and other employee benefit funds.

  In fiscal 1994, all directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually to serve until the next annual meeting of the shareholders and until their respective successors are elected. All of the nominees have served as directors since the last annual meeting. Proxies may be voted for 14 directors.

  In the event a shareholder entitled to vote for the election of directors at a meeting wishes to propose a candidate for consideration by the Organization Review and Nominating Committee as a possible nominee for management's proposed slate of directors, or such shareholder wishes to make a director nomination at a shareholder meeting, then written notice of such shareholder's intent to make such nomination must be given, either by personal delivery or by United States mail, postage prepaid, to D. Craig Nordlund, Secretary, Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304, not later than: (i) with respect to the election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "Commission") if such nominee had been nominated, or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director of the Company if elected. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

  Biographical summaries and ages as of December 30, 1994 of individuals nominated by the Board of Directors for election as directors appear on pages 5 through 8 of this Proxy Statement. Data with respect to the number of shares of the Company's Common Stock beneficially owned by each of them, directly or indirectly, as of that date, appears on pages 9 through 11 of this Proxy Statement.

THOMAS E. EVERHART; AGE 62; PRESIDENT, CALIFORNIA INSTITUTE OF TECHNOLOGY

  Dr. Everhart was elected a director of the Company in 1991. He has been President of the California Institute of Technology since 1987. From 1984 to 1987, he served as Chancellor of the University of Illinois at Champaign-Urbana. Dr. Everhart is a director of General Motors Corporation and Reveo, Inc. He also is a director of KCET, a public television station in Los Angeles, and the Corporation for National Research Initiatives.

JOHN B. FERY; AGE 64; CHAIRMAN OF THE BOARD, BOISE CASCADE CORPORATION

  Mr. Fery was elected a director of the Company in 1982. He became Chairman of the Board and Chief Executive Officer of Boise Cascade Corporation in 1978. During 1994, he retired as Chief Executive Officer of Boise Cascade Corporation. Mr. Fery currently serves as a director of Albertson's Inc., West One Bancorp and The Boeing Company.

JEAN-PAUL G. GIMON; AGE 58; GENERAL REPRESENTATIVE IN NORTH AMERICA, CREDIT LYONNAIS S.A.

  Dr. Gimon was elected a director of the Company in 1993. He has been the General Representative in North America with Credit Lyonnais S.A., a major global banking institution based in France since 1984. Dr. Gimon is the son-in-law of Company co-founder William R. Hewlett and is a brother-in-law of director Walter B. Hewlett. Dr. Gimon also serves on the Board of Directors of Belle Haven Land Company.

RICHARD A. HACKBORN; AGE 57; RETIRED EXECUTIVE VICE PRESIDENT, HEWLETT-PACKARD COMPANY

  Mr. Hackborn has been a director of the Company since 1992. He retired as a Company Officer on November 30, 1993. He had been Executive Vice President, Computer Products Organization, since 1990 and was Vice President and General Manager, Peripherals Group from 1984 until 1990. Mr. Hackborn currently serves as a director of Microsoft Corporation and is also a member of the Idaho State Information Technology Advisory Council.

HAROLD J. HAYNES; AGE 69; RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, CHEVRON CORPORATION

  Mr. Haynes was elected a director of the Company in 1981. He was Chairman of the Board and Chief Executive Officer of Chevron Corporation from 1974 until his retirement in 1981. Mr. Haynes is currently a director of PACCAR, Inc., Bechtel Group, Inc., Citicorp, Citibank, N.A., Fremont Group, Inc., Saudi Arabian Oil Company and The Boeing Company.

WALTER B. HEWLETT; AGE 50; INDEPENDENT RESEARCHER

  Mr. Hewlett was elected a director of the Company in 1987. He is an independent software developer involved with computer applications in the humanities. In 1994, Mr. Hewlett participated in the formation of a new telephone company, Vermont Telephone Company of Springfield, Vermont. He currently serves as Chairman of this company. In 1990, Mr. Hewlett founded Merit Software Corporation, of which he is President and a director. Merit Software is developing software for research in the humanities. In 1984, Mr. Hewlett founded the Center for Computer Assisted Research in the Humanities, for which he serves as Director. Mr. Hewlett has been a trustee of The William and Flora Hewlett Foundation since its founding in 1966 and currently serves as its Chairman. Mr. Hewlett is the son of Company co-founder William R. Hewlett and is a brother-in-law of director Jean-Paul G. Gimon.

SHIRLEY M. HUFSTEDLER; AGE 69; PARTNER, HUFSTEDLER & KAUS (ATTORNEYS)

  Ms. Hufstedler became a director of the Company in 1982. She served as U.S. Secretary of Education from 1979 to 1981 and was a judge on the U.S. Court of Appeals, 9th Circuit, from 1968 to 1979. Ms. Hufstedler is a trustee of the California Institute of Technology and is a trustee emeritus of the 9th Circuit Historical Society. She is a director of the MacArthur Foundation, Lawyers Alliance for World Security, Salzburg Seminar, U S WEST, Inc. and Harman International Industries, Inc.

GEORGE A. KEYWORTH II; AGE 55; DISTINGUISHED FELLOW, HUDSON INSTITUTE (PUBLIC POLICY RESEARCH INSTITUTE)

  Dr. Keyworth became a director of the Company in 1986. Prior to assuming his current position, he was Science Advisor to the President and Director of the White House Office of Science and Technology Policy from 1981 through 1985. Prior to that time he was the Director of the Experimental Physics Division at the Los Alamos Scientific Laboratory. He also served as a member of the President's Commission on Industrial Competitiveness from 1984 to 1985 and the National Commission on Superconductivity from 1989 to 1990. Dr. Keyworth is also a director of e.on Corporation, North Texas Research and Development Corp. and Novalink Technologies, Inc. He holds various honorary degrees and is an honorary professor at Fudan University in Shanghai, People's Republic of China.

PAUL F. MILLER, JR.; AGE 67; LIMITED PARTNER, MILLER, ANDERSON & SHERRERD (INVESTMENT MANAGEMENT FIRM)

  Mr. Miller was elected a director in 1984. He has been in his current position with Miller, Anderson & Sherrerd since 1991. He was a general partner of Miller, Anderson & Sherrerd from 1969 to 1991. Mr. Miller is a director of The Mead Corporation, Rohm and Haas Company, SPS Technologies and LTCB-MAS, a joint venture of Miller, Anderson & Sherrerd and Long-Term Credit Bank of Japan. He also serves as a trustee of the University of Pennsylvania, a member of the Board of Overseers of the Wharton School, a trustee of the Colonial Williamsburg Foundation and a director of the World Wildlife Fund.

SUSAN P. ORR; AGE 48; PRESIDENT, TECHNOLOGY RESOURCE ASSISTANCE CENTER

  Ms. Orr became a director of the Company in 1993. Since 1986 she has been President and owner of the Technology Resource Assistance Center, which provides computer consulting and software development services to non-profit organizations. She was formerly an economist at the National Institutes of Health and a senior programmer and project leader in Health Computer Services at the University of Minnesota. Ms. Orr also serves as President and a director of The David and Lucile Packard Foundation, and as Vice President and director of The Packard Humanities Institute. She is the daughter of Chairman Emeritus David Packard and is the sister of director David W. Packard.

DAVID WOODLEY PACKARD; AGE 54; PRESIDENT, THE PACKARD HUMANITIES INSTITUTE AND THE STANFORD THEATRE FOUNDATION

  Dr. Packard became a director of the Company in 1987. He also founded The Packard Humanities Institute in that year for the development of technology to support basic research in the humanities. In 1984, Dr. Packard founded the Ibycus Corporation, which sells computer systems specially designed for work with ancient languages, and has served as its Chairman and President since its inception. Prior to founding Ibycus, he was a professor of ancient Greek. He also serves on the boards of other non-profit organizations, including The David and Lucile Packard Foundation. Dr. Packard is the son of Chairman Emeritus David Packard and is the brother of director Susan P. Orr.

DONALD E. PETERSEN; AGE 68; RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, FORD MOTOR COMPANY

  Mr. Petersen has served as a director of the Company since 1987. He was Chairman of the Board of Directors and Chief Executive Officer of Ford Motor Company from 1985 until his retirement in 1990. He served in a number of capacities at Ford between 1949 and 1990. Mr. Petersen is also a member of the Board of Directors of Dow Jones & Company, Inc. and The Boeing

Company. He is a member of the National Academy of Engineering, the National Research Council Industry Advisory Board and the Science, Technology and Economic Policy Board. He is also active in education programs at Stanford University and the University of Washington in engineering and manufacturing management.

LEWIS E. PLATT; AGE 53; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND CHAIRMAN OF THE EXECUTIVE COMMITTEE OF THE COMPANY

  Mr. Platt has served as a director of the Company, President and Chief Executive Officer since November 1, 1992. The Board elected Mr. Platt to succeed David Packard as Chairman in September 1993. He was an Executive Vice President from 1987 to 1992. Mr. Platt held a number of management positions in the Company prior to becoming its President, including managing the Computer Systems Organization from 1990 to 1992 and the Computer Products sector from 1988 to 1990. He is a director of Molex Inc. and Pacific Telesis. He also serves on the Cornell University Council and the Wharton School Board of Overseers.

ROBERT P. WAYMAN; AGE 49; EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER OF THE COMPANY

  Mr. Wayman was elected a director of the Company effective December 1, 1993. He has been an Executive Vice President responsible for finance and administration since 1992. He has held a number of financial management positions in the Company and was elected Vice President and Chief Financial Officer in 1984. He is a director of Consolidated Freightways, Inc. He also serves as a member of the Board of the Private Sector Council and of the Kellogg Advisory Board, Northwestern University.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The Company is not aware of any person who, on December 30, 1994, was the beneficial owner of 5% or more of the Company's outstanding Common Stock, except for David Packard, William R. Hewlett, Susan P. Orr and David W. Packard. The following table sets forth information concerning such ownership as of December 30, 1994. The table also shows information concerning beneficial ownership by all directors, by each of the executive officers named in the Summary Compensation Table beginning on page 12 (the "Summary Compensation Table") and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of December 30, 1994 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

                           AMOUNT AND NATURE OF         PERCENT OF
                         BENEFICIAL OWNERSHIP(/1/)        CLASS
                         -------------------------      ----------
David Packard...........    36,109,242(/2/)                14.1%
 1501 Page Mill Rd.
 Palo Alto, CA 94304
William R. Hewlett......    19,461,991(/3/)(/4/)            7.6%
 1501 Page Mill Rd.
 Palo Alto, CA 94304
Edward W. Barnholt......    58,462 Direct(/5/)
                            1,014 Indirect(/6/)             *
Joel S. Birnbaum........    58,554(/7/)                     *
Thomas E. Everhart......    956 Direct  (/8/)
                            5,175 Indirect(/9/)             *
John B. Fery............    3,741(/10/)                     *
Jean-Paul G. Gimon......    50 Direct
                            2,281,258 Indirect(/11/)        *
Richard A. Hackborn.....    47,881(/12/)                    *
Harold J. Haynes........    3,000                           *
Walter B. Hewlett.......    119,390 Direct
                            1,977,890 Indirect(/13/)        *
Shirley M. Hufstedler...    5,201(/14/)                     *
George A. Keyworth II...    1,010 Direct
                            1,000 Indirect(/15/)            *
Paul F. Miller, Jr......    18,101(/16/)                    *
Susan P. Orr............    596,384 Direct
                            12,930,325 Indirect(/17/)       5.3%
David Woodley Packard...    392,642 Direct
                            12,951,245 Indirect(/18/)       5.2%
Donald E. Petersen......    3,406(/19/)                     *
Lewis E. Platt..........    148,178(/20/)                   *
Willem P. Roelandts.....    79,479(/21/)                    *
Robert P. Wayman........    95,007(/22/)                    *
All Directors and
 Executive Officers
 as a Group (24
 persons)...............    31,982,145(/23/)(/24/)         12.5%

- ---------
* Represents holdings of less than one percent.
(1) Except for Ms. Susan P. Orr and Dr. David W. Packard, who beneficially own 5.3% and 5.2%, respectively, no current director beneficially owns more than 1% of the Company's outstanding shares.
(2) Includes 12,785,200 shares held by The David and Lucile Packard Foundation, of which Ms. Susan P. Orr, Mr. David Packard and Dr. David W. Packard are directors. As directors of the Foundation, they share voting and investment power over these shares with the other Foundation directors. Ms. Orr, Mr. Packard and Dr. Packard disclaim any beneficial interest in all shares owned by the Foundation.
(3) Includes 1,971,500 shares held by The William and Flora Hewlett Foundation, of which Mr. William R. Hewlett, Mr. Walter B. Hewlett and the wife of Dr. Jean-Paul G. Gimon are directors. As directors of the Foundation, they share voting and investment power over these shares with the other Foundation directors. Dr. Gimon and Messrs. William R. Hewlett and Walter
     B. Hewlett disclaim any beneficial interest in all shares owned by the Foundation.
(4) Includes 360,080 shares held in a trust for Mr. William R. Hewlett's grandchildren, of which Mr. Hewlett is a co-trustee. Mr. Hewlett disclaims any beneficial interest in all shares owned by the trust.
(5) Includes 29,025 shares which Mr. Barnholt has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(6)  Includes 1,014 shares held by Mr. Barnholt's children.
(7) Includes 36,821 shares which Mr. Birnbaum has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(8) Includes 356 shares which Dr. Everhart has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(9) Includes 4,175 shares held in trust for and 1,000 shares held in the endowment of the California Institute of Technology, over which shares Dr. Everhart shares voting and investment power with other members of the university's Investment Committee.
(10) Includes 2,741 shares which Mr. Fery has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(11) Includes 309,758 shares held by Dr. Gimon's wife and 1,971,500 shares held by The William and Flora Hewlett Foundation, of which Dr. Gimon's wife is a director. Dr. Gimon disclaims any beneficial interest in all shares held by the Foundation.
(12) Includes 35,000 shares which Mr. Hackborn has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(13) Includes 2,570 shares held by Mr. Walter B. Hewlett as a custodian for his children, 320 shares held by his wife, Esther B. Hewlett, 1,971,500 shares held by The William and Flora Hewlett

     Foundation, of which Mr. Hewlett is a director, and 3,500 shares held by the Center for Computer Assisted Research in the Humanities (the "Center"), which Mr. Hewlett founded and for which he serves as Director. Mr. Hewlett disclaims any beneficial interest in all shares held by him as custodian, by his wife, by the Foundation and by the Center.
(14) Includes 2,651 shares which Ms. Hufstedler has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(15) Includes 1,000 shares held by Dr. Keyworth's wife.
(16) Includes 3,101 shares which Mr. Miller has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(17) Includes 294 shares held by Ms. Orr's son, 1,954 shares held by Ms. Orr as custodian for her daughter, 5,500 shares held by her husband, 8,081 shares held in a family trust, 129,296 shares held in trust for her children, of which trusts she is a trustee, and 12,785,200 shares held by the David and Lucile Packard Foundation of which Ms. Orr is a director. She disclaims any beneficial interest in all shares held by the Foundation.
(18) Includes 23,994 shares held by Dr. Packard's wife, 4,674 shares owned by his minor children, 129,296 shares held in trust for his children and 8,081 shares held in trust for his family. Also includes 12,785,200 shares held by The David and Lucile Packard Foundation, of whichDr. Packard is a director. Dr. Packard disclaims any beneficial interest in all of these shares.
(19) Includes 716 shares which Mr. Petersen has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(20) Includes 73,250 shares which Mr. Platt has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(21) Includes 50,530 shares which Mr. Roelandts has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(22) Includes 61,750 shares which Mr. Wayman has the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(23) Includes an aggregate of 378,778 shares which the executive officers and directors have the right to acquire within 60 days of December 30, 1994 through the exercise of options.
(24) Includes an aggregate of 30,147,907 shares held by executive officers and directors in fiduciary capacities.

SECTION 16(A) REPORTING DELINQUENCIES

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended October 31, 1994, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements. In making these statements, the Company has relied upon the written representations of its directors and officers.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the three fiscal years ended October 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                       LONG TERM COMPENSATION
                                ANNUAL COMPENSATION            AWARDS
                              ----------------------- -------------------------
          (A)            (B)     (C)         (D)            (E)          (F)            (G)
                                                         RESTRICTED
        NAME AND                                           STOCK       OPTIONS/      ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY($) BONUS($)(/1/) AWARD(S)($)(/2/) SARS(#)  COMPENSATION $(/3/)
   ------------------    ---- --------- ------------- ---------------- -------- -------------------
Lewis E. Platt.......... 1994 1,087,500    91,888        1,670,404      35,000        17,246
 Chairman, President,    1993   818,750    53,988           44,612      50,000        32,223
  Chief Executive        1992   535,000    28,314           28,073      28,482        18,271
  Officer, Chairman of
  the Executive
  Committee

Robert P. Wayman........ 1994   632,292    53,217          836,356      15,000        16,046
 Executive Vice          1993   550,000    36,401           28,911      20,000        22,658
  President, Chief       1992   491,250    25,999           20,030      23,812        17,021
  Financial Officer
  and Director

Willem P. Roelandts..... 1994   477,500    40,348          425,122      10,000         8,594
 Senior Vice President   1993   433,750    28,731           16,392      10,000        19,373
                         1992   405,000    21,464           10,112      12,122        14,558

Joel S. Birnbaum........ 1994   461,250    36,975          424,202       8,000         8,846
 Senior Vice President   1993   427,500    28,311           21,890       6,000        18,297
                         1992   397,500    14,801           15,597       9,239        14,344

Edward W. Barnholt...... 1994   442,500    37,390          422,452      12,500         8,846
 Senior Vice President   1993   393,750    26,057           19,771       6,500        16,916
                         1992   350,000    12,903           13,332       9,872        12,987

  (See footnotes on following pages)

                    FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1) The amounts shown in this column reflect payments under the Company's cash profit-sharing plan in which all employees of the Company participate.

(2) The amounts disclosed in this column represent the dollar values of (i) the Company's Common Stock which HP contributed in fiscal 1994, 1993 and 1992 under its Employee Stock Purchase Plan (the "Stock Purchase Plan") as a match for every two shares purchased by the named executive officers, and
    (ii) for fiscal 1994 only, performance-based restricted shares of Common Stock which the Company granted to the named executive officers in May 1994.

  The Stock Purchase Plan is a broad-based plan which is available to all regular full-time or part-time employees after one year of Company service. The matching shares vest two years after the date of the Company's contributions, which occur on a rolling fiscal quarter basis, and are subject to forfeiture during the two-year period in the event of termination or certain other events. The named executive officers receive non-preferential dividends on these restricted shares.

  In May 1994, the Company granted performance-based restricted stock to the named executive officers in the following amounts and values based upon the May 19, 1994 grant date closing price of $80.875 per share: Mr. Platt, 20,000 shares ($1,617,500); Mr. Wayman, 10,000 shares ($808,750); Mr.
  Roelandts, 5,000 shares ($404,375); Mr. Birnbaum, 5,000 shares ($404,375);
  Mr. Barnholt, 5,000 shares ($404,375). The restricted stock will vest only to the extent that the Company achieves certain performance goals over a three-year period ending October 31, 1996. The named executive officers receive non-preferential dividends on these shares.

  At October 31, 1994, the named executive officers held restricted stock in the aggregate numbers and values, based on the October 31, 1994 closing price of $97.875 per share: Mr. Platt, 21,255 shares ($2,080,333); Mr. Wayman, 10,728 shares ($l,050,003); Mr. Roelandts, 15,535 shares ($1,520,488); Mr. Birnbaum, 5,533 shares ($541,542); and Mr. Barnholt,
  5,483 shares ($536,649).

(3) The amounts disclosed in this column include:
  (a) Company contributions of $8,146 in fiscal year 1993 and $6,346 in fiscal 1992 under HP's Deferred Profit-Sharing Plan, a defined contribution plan, on behalf of each of the named executive officers. Effective November 1, 1993, no further contributions will be made to the Deferred Profit Sharing Plan.

  (b) Company contributions under HP's Tax Saving Capital Accumulation Plan, a defined contribution plan, in fiscal year 1994, of $8,763 for each of Mr. Platt, Mr. Wayman, Mr. Birnbaum and Mr. Barnholt, and $8,511 for Mr. Roelandts; and $2,998 in fiscal 1993 and $2,909 in fiscal 1992 on behalf of each of the named executive officers.

  (c) Company contributions of the following amounts in fiscal 1993 and 1992, respectively, under HP's Excess Benefit Retirement Plan, a defined contribution plan, on behalf of Mr. Platt, $20,996, and $8,933; Mr. Wayman, $11,431 and $7,683; Mr. Roelandts, $8,146
     and $5,220; Mr. Birnbaum, $7,070 and $5,006; and Mr. Barnholt, $5,689
     and $3,649. Effective November 1, 1993, the Excess Benefit Retirement Plan no longer operates as a defined contribution plan for future accruals.

  (d) Payment of $83 by the Company in each of fiscal 1994, 1993 and 1992 for term life insurance on behalf of each of the named executive officers.

  (e) Aggregate fees for attendance at Board of Directors meetings in fiscal 1994 of $8,400 for Mr. Platt and $7,200 for Mr. Wayman.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR(/1/)

  The following table provides information on option grants in fiscal 1994 to the named executive officers.

                                              INDIVIDUAL GRANTS                           GRANT DATE VALUE
                      ------------------------------------------------------------------ -------------------
                       NUMBER OF
                       SECURITIES     % OF TOTAL
                       UNDERLYING    OPTIONS/SARS
                      OPTIONS/SARS    GRANTED TO       EXERCISE                 MARKET
                        GRANTED      EMPLOYEES IN       PRICE      EXPIRATION  VALUE ON      GRANT DATE
        NAME            (#)(/2/)   FISCAL YEAR(/3/) ($/SHARE)(/4/)    DATE    GRANT DATE PRESENT VALUE$(/5/)
        ----          ------------ ---------------- -------------- ---------- ---------- -------------------
Lewis E. Platt......     35,000          1.6%           $73.75     Nov. 2003    $73.75        $922,950
Robert P. Wayman....     15,000          0.7%           $73.75     Nov. 2003    $73.75        $395,550
Willem P. Roelandts.     10,000          0.5%           $73.75     Nov. 2003    $73.75        $263,700
Joel S. Birnbaum....      8,000          0.4%           $73.75     Nov. 2003    $73.75        $210,960
Edward W. Barnholt..     12,500          0.6%           $73.75     Nov. 2003    $73.75        $329,625

                           FOOTNOTES TO OPTION TABLE

(1) No stock appreciation rights were granted to executive officers in fiscal 1994.
(2) The options granted in fiscal 1994 are exercisable 25% after the first year from the grant date, 50% after the second year, 75% after the third year, and 100% after the fourth year. Under the terms of the option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.
(3) The Company granted options representing 2,122,780 shares to employees in fiscal 1994.
(4) The Company may, but need not, permit the payment of applicable withholding taxes due upon exercise of an option by the withholding of shares otherwise issuable upon exercise of the option.
(5) The Company used a modified Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for the named executive officers are based on a six-year option term which reflects the Company's experience that its options, on average, are exercised within six years of grant. Other assumptions used for the valuations are: Interest rate of 7.6%; annual dividend yield of 1.5%; and volatility of 35%. The resulting values are reduced by 12.5% to reflect the Company's experience with forfeitures.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(/1/)

  The following table provides information on option/SAR exercises in fiscal 1994 by the named executive officers and the values of such officers' unexercised options/SARs at October 31, 1994.

                                                                                   VALUE OF UNEXERCISED
                                              NUMBER OF SECURITIES UNDERLYING    IN-THE-MONEY OPTIONS/SARS
                                                UNEXERCISED OPTIONS/SARS AT           AT FISCAL YEAR-
                        SHARES                        FISCAL YEAR-END                   END($)(/2/)
                      ACQUIRED ON    VALUE    -------------------------------    -------------------------
        NAME          EXERCISE(#) REALIZED($)  EXERCISABLE    UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
        ----          ----------- -----------  -----------    -------------      ----------- -------------
Lewis E. Platt......    10,000     $503,340     60,750           117,232         $3,450,400   $5,498,536
Robert P. Wayman....     4,000     $201,760     56,875            61,937         $3,240,485   $3,076,051
Willem P. Roelandts.       970     $ 53,108     44,830            30,122         $2,556,713   $1,337,046
Joel S. Birnbaum....         0     $      0     31,696            21,864         $1,789,408   $  950,196
Edward W. Barnholt..       700     $ 22,274     30,075            30,497         $1,769,906   $1,352,383

- ---------
Notes:

(1) No SARs are held by any of the named executive officers.
(2) The value of unexercised options is based upon the difference between the exercise price and the average of the high and low market prices on October 31, 1994 of $98.19. The numbers shown reflect the value of options accumulated over a ten-year period.

                                 PENSION PLANS

  The table that follows shows the estimated annual benefits payable upon retirement to Company employees in the United States under the Company's Deferred Profit-Sharing Plan (the "Deferred Plan") and the Company's Retirement Plan (the "Retirement Plan"), as well as the Company's Excess Benefit Retirement Plan (the "Excess Benefit Plan"). Effective November 1, 1993, no further contributions will be made to the Deferred Plan. After November 1, 1993, all future benefit accruals will come from the Retirement Plan and the Excess Benefit Plan.

                ESTIMATED ANNUAL RETIREMENT BENEFITS.(/1/)(/2/)

  HIGHEST
 FIVE YEAR              15                     20                     25                     30
  AVERAGE            YEARS OF               YEARS OF               YEARS OF               YEARS OF
COMPENSATION         SERVICE                SERVICE                SERVICE                SERVICE
- ------------         --------               --------               --------               --------
$  400,000           $ 87,819               $117,093               $146,366               $175,639
   500,000            110,319                147,093                183,866                220,639
   600,000            132,819                177,093                221,366                265,639
   700,000            155,319                207,093                258,866                310,639
   800,000            177,819                237,093                296,366                355,639
   900,000            200,319                267,093                333,866                400,639
 1,000,000            222,819                297,093                371,366                445,639
 1,100,000            245,319                327,093                408,866                490,639
 1,200,000            267,819                357,093                446,366                535,639
 1,300,000            290,319                387,093                483,866                580,639

- ---------
(1) Amounts exceeding $118,800 would be paid pursuant to the Excess Benefit
    Plan.
(2) Effective November 1, 1989, no more than $200,000, and effective November 1, 1994, no more than $150,000 (as adjusted from time to time by the Internal Revenue Service) of cash compensation may be taken into account in calculating benefits payable under the Retirement Plan.

  The compensation covered by the plans whose benefits are summarized in the table above equals base pay. The covered compensation for each of the executive officers named in the Summary Compensation Table is the highest five-year average of the amounts shown in the "Salary" column of that table. For each of these named executive officers, the current compensation covered by the plan is at least 10% less than the aggregate compensation set forth in the Summary Compensation Table.

  Executive officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Platt, 28 years; Mr. Wayman, 25 years; Mr. Roelandts, 11 years;Mr. Birnbaum, 14 years; and Mr. Barnholt, 28 years. Mr. Roelandts has a total of 27 years of service to the Company and its subsidiaries, and earned retirement benefits while an employee of the Company's French and Belgian subsidiaries. The Company expects that, under its policy governing international transfers, Mr. Roelandts' ultimate retirement benefit will be determined in accordance with the U.S. plans whose benefits are summarized in the table.

  Retirement benefits shown are payable at age 65 in the form of a single life annuity to the employee using the maximum offset allowance currently in effect under Section 401(1) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), to compute the offset for such benefits under the plans. For purposes of calculating the benefit, an employee may not be credited with more than 30 years of service.

                      OFFICERS EARLY RETIREMENT PLAN(/1/)

  The following table shows the fully vested estimated annual benefits payable upon retirement to HP officers in the United States under the Company's Officers Early Retirement Plan (the "Officers Plan"). Effective for officers elected on or after November 1, 1993, an officer must work five years after becoming an officer to be fully vested under the Officers Plan unless the Board approves a shorter period.

                    15             20             25             30             35
   FINAL         YEARS OF       YEARS OF       YEARS OF       YEARS OF       YEARS OF
COMPENSATION     SERVICE        SERVICE        SERVICE        SERVICE        SERVICE
- ------------     --------       --------       --------       --------       --------
$  400,000       $120,000       $140,000       $160,000       $180,000       $200,000
   500,000        150,000        175,000        200,000        225,000        250,000
   600,000        180,000        210,000        240,000        270,000        300,000
   700,000        210,000        245,000        280,000        315,000        350,000
   800,000        240,000        280,000        320,000        360,000        400,000
   900,000        270,000        315,000        360,000        405,000        450,000
 1,000,000        300,000        350,000        400,000        450,000        500,000
 1,100,000        330,000        385,000        440,000        495,000        550,000
 1,200,000        360,000        420,000        480,000        540,000        600,000
 1,300,000        390,000        455,000        520,000        585,000        650,000

- ---------
(1) Benefits start no earlier than age 60, unless earlier benefits are approved by the Board of Directors, and end upon reaching age 65. Annual benefits shown in the table assume retirement at age 60.

  Under the Officers Plan, officers may retire at age 60, or earlier if approved by the Company's Board of Directors. A retiring officer receives under the Officers Plan a percentage of his annual salary at retirement until age 65, at which time any benefits under the Officers Plan terminate and standard retirement benefits begin. The percentage of salary received by an officer retiring before age 65 is based on a formula that includes age, date of election as an officer and years of service as factors.

  The compensation covered by the Officers Plan is the retiring officer's final base rate of pay (the "Final Base Rate") in effect on the last day of active employment with the Company. The Final Base Rate for a retiring officer would equal the rate used to determine the amount in the "Salary" column of the Summary Compensation Table.

  The estimated credited years of service for each of the named executive officers as of October 31, 1994, are as follows: Mr. Platt, 28 years; Mr. Wayman, 25 years; Mr. Roelandts, 27 years; Mr. Birnbaum, 14 years; and Mr. Barnholt, 27 years.

  The benefits shown are annual payments based upon retirement at age 60. These payments end when the individual reaches age 65. The benefits are not subject to deduction for any offset amounts.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 24 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act or under the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE

  The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

COMPENSATION PHILOSOPHY

  The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company's compensation program for executive officers is based on the same four principles applicable worldwide to compensation decisions for all employees of the Company:

  .  The Company pays competitively.

      The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based on this review.

  .  The Company pays for sustained performance.

      Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

  .  The Company strives for fairness in the administration of pay.

      The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

  . The Company believes that employees should understand the performance evaluation and pay administration process.

  The process of assessing performance is as follows:

    1. At the beginning of the performance cycle, the evaluating manager and the employee set and agree upon objectives and key goals.

    2. The evaluating manager gives the employee ongoing feedback on performance.

    3. At the end of the performance cycle, the manager evaluates the accomplishments of objectives/key goals.

    4. The manager compares the results to the results of peers within the Company.

    5. The evaluating manager communicates the comparative results to the employee.

    6. The comparative results affect decisions on salary and, if applicable, stock options.

COMPENSATION VEHICLES

  The Company has had a long and successful history of using a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The vehicles are:

  CASH-BASED COMPENSATION

    Salary

  The Company establishes salary ranges for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market. The Company surveys approximately fifty companies, 50% of which are in the S&P High Technology Composite Index (the "S&P High Tech Index"). The remaining 50% are other "Fortune 100" companies which are included within the S&P 500 Index. Generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies it surveys. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer above or below the midpoint, according to that officer's overall individual performance. As described above, overall individual performance is measured against the following factors: long-term strategic goals, short-term business goals, profitability, the development of employees and the fostering of teamwork and other Company values. In both setting goals and measuring an executive officer's performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company's strategic and business goals is assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

    The Company does not have a bonus plan.

    Cash Profit-Sharing

    The Company has a worldwide profit-sharing plan under which it distributes to all employees, including executive officers, who have been employed continuously for at least six months, twelve percent of its profits before taxes and other adjustments. The Company believes that all employees share the responsibility of achieving profits. Accordingly, it shares a portion of these profits with all employees. The same profit-sharing percentage applies to each employee worldwide, with the payment determined by applying this percentage to the individual's salary.

  EQUITY-BASED COMPENSATION

    Stock Incentive Program

    The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby act as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants stock options annually to a broad-based group representing approximately twelve percent of the total employee population.

    In determining the size of an option award for an executive officer, the Compensation Committee's primary considerations are the "grant value" of the award and the performance of the officer measured against the same performance criteria described above under "Cash-based Compensation" which is used to determine salary. To determine the grant value guidelines for option awards, the Company surveys the same group of companies it surveys for salary purposes. The Company compares an option's market value, as determined annually by calculating a three-year rolling average of the Company's stock price, to the cash component of compensation -- salary -- for a given executive position. Because the Company does not have a bonus plan, it compares salary for an officer of the Company to a combination of salary and bonus for an officer of a competitor. Based upon a survey of the cash and equity components of compensation for comparable positions in the market, the Company then determines what percentage of this competitive compensation it believes should be represented by the value of an option grant. In addition to considering the grant value and the officer's performance, the Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Company does not assign specific weights to these items.

    The Company also periodically grants restricted stock to certain key employees the Company wishes to retain. The Committee may structure this restricted stock to vest upon the satisfaction of specified performance goals or upon the lapse of certain time periods. During fiscal 1994, the Company granted performance-based restricted stock to certain key executives. Any entitlement to delivery of these restricted shares after the three-year performance period ending October 31, 1996 will depend on whether the Company meets certain goals with respect to earnings per share and return on assets.

    Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to the Company in making all compensation decisions.

CEO COMPENSATION

  Lewis E. Platt has been President and Chief Executive Officer ("CEO") of the Company since November 1, 1992, the beginning of the 1993 fiscal year, and has been Chairman of the Board since September 1993. The Committee used the same compensation policy described above for all employees to determine Mr. Platt's fiscal 1994 compensation.

  In setting both the cash-based and the equity-based elements of Mr. Platt's compensation, the Compensation Committee made an overall assessment of Mr. Platt's leadership in achieving the Company's long-term strategic and business goals.

SALARY

  Mr. Platt's base salary reflects a consideration of both competitive forces and the Company's performance. The Company does not assign specific weights to these categories.

 Competitive Forces

  The Company surveys total cash compensation for chief executive officers at the same group of companies described under "Cash-based Compensation" above. When setting CEO compensation, the Company believes that it is especially relevant to survey additional companies that are not a part of the S&P High Tech Index because of the possibility of a company outside one industry recruiting a CEO from another industry. Based upon its survey, the Company then determines a median around which it builds a competitive range of compensation for the CEO. As a result of this review, the Compensation Committee realized that Mr. Platt's salary was in the low end of the competitive market for CEOs. In addition, the Compensation Committee is keenly aware that other companies within its industry look to HP as a prime place to recruit managerial talent. A market survey published in the August 8, 1994 "Business Week" asked 100 senior executives of technology companies for the one place they would most like to recruit senior executives. HP was the most frequent response.

 Performance

  Through the first quarter of fiscal 1994, Mr. Platt's annual salary was $900,000, the amount the Compensation Committee set in May 1993. In January 1994, the Compensation Committee reviewed Mr. Platt's salary. It considered the Company's financial results as compared to other companies within the high-technology industry, HP's financial performance for fiscal 1993 as compared with fiscal 1992, Mr. Platt's salary relative to the salaries of CEOs who have comparable positions of responsibility, complexity and scope within and outside the high-technology industry, growth of the Company's stock price, the fact that Mr. Platt had also assumed the role of Chairman of the Board and Mr. Platt's salary history, as well as the salary history of the Company's former CEO. The Compensation Committee also noted that Mr. Platt had led the Company through a successful, smooth transition of the CEO and Chairman of the Board positions. Based on this review, the Compensation Committee increased Mr. Platt's salary from $900,000 to $1,150,000, effective February 1, 1994.

STOCK OPTIONS

  The Company follows the policy described above to determine Mr. Platt's option awards as it does for other executive officers. Stock options are granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and a longer term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officers' interests with those of the Company's other shareholders.

  In November 1993, the Compensation Committee granted Mr. Platt a 35,000-share option with a fair market value exercise price. In granting the option to Mr. Platt, the Compensation Committee reviewed the grant value guidelines described above under "Equity-based Compensation," evaluated his performance against the performance criteria described above under the "Performance" section of "Salary", considered his holdings of unvested option shares and took into account the size of previous option awards to Mr. Platt. Although one year earlier the Compensation Committee granted Mr. Platt a 50,000-share discounted option, in determining his fiscal 1994 option award level, the Committee also considered that Mr. Platt had only been CEO of the Company for one year and that it likely would consider granting Mr. Platt a performance-based restricted stock grant later in the fiscal year.

PERFORMANCE-BASED RESTRICTED STOCK

  In May 1994, the Compensation Committee granted Mr. Platt 20,000 shares of performance-based restricted stock. Any entitlement to delivery of shares after the three-year performance period ending October 31, 1996 will depend on whether the Company meets certain goals with respect to earnings per share and return on assets. To the extent the Company exceeds these goals, Mr. Platt may receive additional shares. In determining this award, the Compensation Committee considered Mr. Platt's five-year stock grant history, the number of unvested Company shares he holds, the Compensation Committee's performance evaluation of him at its November 1993 meeting and the size of the proposed grant to Mr. Platt as compared to the size of grants to Mr. Platt's senior staff members. Working within these parameters, the Compensation Committee made an assessment that an award of 20,000 performance-based restricted shares to Mr. Platt was appropriate.

                                             COMPENSATION COMMITTEE

                                             John B. Fery, Chair
                                             Thomas E. Everhart
                                             Harold J. Haynes
                                             Susan P. Orr
                                             Donald E. Petersen

                               PERFORMANCE GRAPH

  Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
               AMONG HEWLETT-PACKARD COMPANY, THE S&P 500 INDEX
                    AND THE S&P HIGH TECH COMPOSITE INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           HEWLETT-PACKARD        S&P           S&P
(Fiscal Year Covered)            COMPANY         500 INDEX     HIGH TECH
- ---------------------        ---------------     ---------     ---------
Measurement Pt- 10/31/1989   $100                $100          $100
FYE 10/31/1990               $ 55                $ 92          $ 88
FYE 10/31/1991               $107                $123          $113
FYE 10/31/1992               $123                $136          $114
FYE 10/31/1993               $161                $156          $141
FYE 10/31/1994               $217                $162          $172

* $100 INVESTED ON 10/31/89 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING 10/31.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no "interlocks," as defined by the Commission, with respect to any member of the Compensation Committee. The following non-employee directors served on the Compensation Committee during fiscal 1994: John B. Fery (Chair), Thomas E. Everhart, Harold J. Haynes, Susan P. Orr and Donald E. Petersen.

                          TRANSACTIONS WITH MANAGEMENT

  During fiscal 1994 there were a number of transactions that occurred between the Company and certain officers and directors. These are reported below. With respect to each transaction, the Company has determined that the terms of each arrangement were as fair as could have been obtained from unaffiliated persons.

  BANKING TRANSACTIONS. The Company and certain of its wholly owned subsidiaries and affiliates conduct normal banking transactions in the usual course of business throughout the world with more than 100 banks and financial institutions. These banking transactions included some or all of the following: lines and letters of credit, borrowings, sales or purchases of commercial paper, interest rate swaps, foreign exchange transactions, the purchase from time to time of bank time deposits and repurchase agreements, and investment services for trusts maintained by some of the Company's retirement plans. Included among the companies used by HP are Citibank, N.A. and Credit Lyonnais, S.A. Mr. Haynes is a director of Citibank, N.A., and Dr. Gimon is an officer of Credit Lyonnais, S.A. In the Company's opinion, charges for services rendered by these institutions are commensurate with the costs charged by other financial institutions. The Company may continue to use both of these companies for certain services in fiscal 1995.

  TRANSACTIONS WITH MONTEREY BAY AQUARIUM RESEARCH INSTITUTE. In fiscal 1987, the Company entered into a research contract with the Monterey Bay Aquarium Research Institute (the "Institute"), a not-for-profit organization. The Company provides equipment and services at a discount to the Institute in connection with certain research being conducted by the Institute. In exchange, the Company receives certain rights to the technology developed and access to ongoing research projects. Chairman Emeritus David Packard is a director and President of the Institute, as well as Chairman of the Monterey Bay Aquarium Foundation. Director David W. Packard is a director of the Monterey Bay Aquarium Foundation, and Company co-founder William R. Hewlett is a director of the Institute. During fiscal 1994, the Institute purchased approximately $220,400 worth of equipment from the Company at discounts ranging from 30-50%. This research agreement terminated effective December 31, 1994.

  EQUIPMENT LOANS TO DIRECTORS. The Company has a program under which non-employee directors of the Company may borrow certain HP personal computer products for their own use. Several directors participated in this program in fiscal 1994. The aggregate fair rental value of equipment loaned to directors under this program in fiscal 1994 was approximately $63,600.

                PROPOSAL TO ADOPT THE 1995 INCENTIVE STOCK PLAN

  In February 1990, shareholders approved adoption of the Hewlett-Packard Company 1990 Incentive Stock Plan (the "1990 Plan") to provide for the granting of stock options and other stock and cash awards. The 1990 Plan replaced the Hewlett-Packard 1985 Incentive Compensation Plan, previous versions of which had been approved by shareholders since 1957. The Board of Directors continues to believe that stock-based incentives are important in attracting, retaining and rewarding officers and other selected employees and in aligning their interests closely with those of shareholders. Therefore, the Board recommends to shareholders adoption of the 1995 Incentive Stock Plan (the "1995 Plan") to replace the 1990 Plan, whose reserve of shares available for future award has been depleted during the past five years. Some changes have been made to reflect or comply with intervening legislative and regulatory developments, none of which will have a substantive effect on the way awards are granted or the plan administered.

  On November 17, 1994, the Compensation Committee adopted the 1995 Plan, subject to shareholder approval at the Annual Meeting. Under the 1995 Plan, options to purchase shares of the Company's Common Stock, par value $1 per share ("Common Stock"), and other Common Stock-based incentives may be granted to key employees of the Company and its subsidiaries, including officers and executive officers of the Company.

PRINCIPAL FEATURES OF THE 1995 PLAN

  The full text of the 1995 Plan is set forth in Appendix A hereto, and the reader is urged to refer to it for a complete description of the proposed 1995 Plan. The summary of the principal features of the 1995 Plan that follows is qualified entirely by such reference.

 Administration

  The 1995 Plan will be administered by a Stock Option Committee (the "Committee"), consisting of two or more directors of the Company, each of whom is a "disinterested person," as defined inRule 16b-3 of the Exchange Act. Currently, the Committee's members are the same as the Compensation Committee's members. The Committee has all powers and discretion necessary and appropriate to administer the Plan and to control its operation. In addition, the Committee may delegate to the Executive Committee of the Board of Directors the power to approve stock options and stock and cash awards to employees who are not subject to Section 16 of the Exchange Act and who are not covered employees under Section 162(m) of the Internal Revenue Code.

 Eligible Participants

  Under the proposed 1995 Plan, all executive officers (currently 12), all other officers (currently 15) and other key employees (now approximately 47,000), designated as participants by the Compensation Committee, would be eligible to receive awards based on their performance and that of the Company as a whole. The performance measurement would involve a variety of factors, including personal achievement, contribution to the Company and attainment of business and financial objectives. Awards may be granted in recognition of a sustained level of achievement or a single significant contribution.

  The 1995 Plan prohibits a single participant from receiving awards of stock options, stock appreciation rights, restricted stock, including performance-based restricted stock, or other stock awards covering more than 150,000 shares of Common Stock during any single fiscal year.

 Number of Shares Subject to 1995 Plan

  A total of 16,000,000 shares of Common Stock are to be reserved for issuance pursuant to the 1995 Plan. The fair market value of Common Stock on January 4, 1995 was $99.25 per share. For purposes of the 1995 Plan, "fair market value" is the mean of the high and low prices of the Company's Common Stock on the New York Stock Exchange Composite Tape on the date in question, or if no sales of such stock were made on that date, the mean of the high and low prices of such stock on the next preceding day on which sales were made. The 1995 Plan also provides that Preferred Stock, if a class is subsequently created and authorized by the Company's Amended Articles of Incorporation, may be used in lieu of Common Stock.

 Form of Awards

  The 1995 Plan permits the Company to make awards in the form of stock options, stock appreciation rights, restricted stock, including performance-based restricted stock, unrestricted stock awards or cash or any combination thereof.

 Stock Options

  AWARD AGREEMENT. The terms of stock option awards under the 1995 Plan are determined by the Committee. Each award is evidenced by a written agreement between the Company and the person to whom the award is made. The award agreement will specify the option price, the expiration date of the option, the number of shares to which the option pertains, any conditions to the exercise of the option and such other terms and conditions as the Committee, in its discretion, shall determine. The award agreement will also specify whether the option is intended to be an incentive stock option ("ISO") eligible for preferential tax treatment under Section 422 of the Internal Revenue Code or a nonqualified stock option. No consideration is paid by participants for the grant of a stock option award under the 1995 Plan.

  OPTION PRICE. The option price for ISOs will be the fair market value of the Company's Common Stock on the date of grant. The option price for nonqualified stock options shall be equal to at least 75% of the fair market value of the Company's Common Stock on the date of grant. The Committee has the power to reprice nonqualified options at a price equal to at least 75% of the fair market value.

  EXERCISE OF OPTIONS. Options awarded under the 1995 Plan will be exercisable at such times and subject to such restrictions and conditions (including without limitation, restrictions based on the passage of time or the achievement of certain performance goals) as the Committee shall determine in its discretion. However, an option generally may not be exercisable until at least one year following its date of award, at which time it may vest as to 25%, and thereafter 25% more each year until it is vested 100% on the fourth anniversary of the grant date. An option may be exercised by giving written notice of the exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. Generally, the option price due upon exercise of any option shall be paid to the Company in full in cash. The Committee, in its discretion, may also permit an option holder to pay the exercise price by tendering previously acquired shares of Common Stock.

 Other Cash and Stock Awards

  Cash awards are payable in a lump sum or annual installments over a period not exceeding five years.

  Stock awards may be restricted against sale for varying periods, as determined by the Committee. Shares subject to restriction will be held in escrow by the Company Secretary in certificate or book-entry form. The employee will retain voting and dividend rights with respect to restricted shares during the restriction period, but may not transfer the shares until all restrictions pertaining to the shares have terminated. Upon termination of the restrictions, the Committee may permit the recipient of restricted stock to receive cash in lieu of stock in an amount equal to the fair market value of the stock on the date the restrictions lapse. The Committee may also permit participants to surrender restricted shares in payment of withholding taxes upon the lapse of restrictions. Payments of unpaid amounts of cash or stock are subject to the condition that the employee remain in the Company's employ or, upon retirement, render consulting services to the Company if requested to do so and not enter into an employment or consulting relationship with a competitor.

  The terms of awards of performance-based restricted stock under the 1995 Plan are determined by the Committee. Each award is evidenced by a written agreement between the Company and the person to whom the award is made. Each award agreement will set forth certain performance goals established by the Committee and the period in which such goals are to be met. (See "Other Limitations on Income Tax Deduction" below.) The number or value of performance-based restricted shares that will be paid out to a participant at the end of the performance period will depend on the extent to which such goals have been met by the participant. No consideration will be paid by participants for performance-based restricted stock awards under the 1995 Plan.

  Payment of earned performance-based restricted shares is made as soon as practicable after the expiration of the applicable performance period. The Committee, in its discretion, may pay earned performance-based restricted shares in the form of shares of Common Stock, cash or a combination thereof. Payment of performance shares in cash results in the return of the shares to the 1995 Plan, and the shares subject to an award paid in cash will again be available for grant under the 1995 Plan. Unless otherwise established by the Committee in the applicable award agreement, upon a participant's termination of employment, for any reason, all remaining unearned performance-based restricted shares shall be forfeited and returned to the 1995 Plan and shall again be available for award under the 1995 Plan.

 Term

  The term of the 1995 Plan shall remain in effect until terminated by the Board of Directors. However, without further shareholder approval, no ISO may be awarded under the 1995 Plan after November 2004.

 Amendment

  The Board of Directors may, in its discretion, alter, amend or terminate the 1995 Plan or any part thereof, at any time and for any reason. However, only if and to the extent required to maintain the 1995 Plan's qualification under Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code, any such amendment shall be subject to shareholder approval.

 Changes in Corporate Structure.

  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Company affecting the Common Stock, such adjustment shall be made in the number and class of shares which may be delivered under the 1995 Plan, and in the number and class of or price of shares subject to outstanding awards under the 1995 Plan, as the Committee, in its discretion, shall determine to be appropriate to prevent dilution or diminution of awards under the 1995 Plan.

FEDERAL INCOME TAX CONSEQUENCES

 Stock Options

  Options awarded under the 1995 Plan may be either ISOs or nonqualified stock options.

  If an option awarded under the 1995 Plan is an ISO, the employee will recognize no income upon grant of the ISO and incur no regular income tax liability due to the exercise within two years of grant. However, the employee may be subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO, regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the shares by the employee, any gain to the employee will be treated as long-term capital gain. If these holding periods are not satisfied, the employee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sales price of the shares. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the employee. Any gain recognized on such a "disqualification" caused by such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

  All other options which do not qualify as ISOs are referred to as nonqualified options. An employee will not recognize any taxable income at the time the employee is granted a nonqualified option. However, upon its exercise, the employee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the employee. The income recognized by an employee will be subject to tax withholding by the Company by payment in cash. Upon the subsequent sale of any such shares by the employee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss.

 Restricted Stock

  A recipient of restricted stock will have ordinary taxable income equal to the fair market value of the shares at the time if and when the share restrictions lapse. Under current federal tax law, however, the employee may elect to include as ordinary income for the year of the award the fair market value of the shares on the grant date. The restrictions on the shares will not affect fair market value for purposes of such an election. If the election is made, the recipient will not incur additional tax liability until the sale or disposition of the shares. If the shares are forfeited following such an election, the recipient obtains no tax benefit with respect to the forfeiture or prior tax payment. The Company is entitled to a federal tax deduction in the same amount and at the same time as the employee realizes ordinary income.

 Performance-based Restricted Stock

  Generally, no income will be recognized by an employee in connection with an award of performance-based restricted stock. When and if the performance-based restricted stock award is paid, the employee will generally be required to include as taxable ordinary income in the year of payment an amount equal to the fair market value of any shares of Common Stock received and the amount of cash received, if any. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the participant. The income recognized by an employee will be subject to tax withholding by the Company by payment of cash. Upon the subsequent sale of any such shares by the employee, any difference between the sales price and the amount previously recognized as ordinary income as provided above will be treated as capital gain or loss.

 Stock Appreciation Rights, Cash Awards and Unrestricted Stock Bonuses

  Stock appreciation rights, cash awards and unrestricted stock bonuses will result in ordinary income to the recipient at the time and in the amount of the award or payment, which in the case of a stock award shall be the fair market value of the shares at the time of grant. The Company will receive a federal income tax deduction in the same amount.

 Other Limitations on Income Tax Deduction

  Under Section 162(m) of the Internal Revenue Code, the Company may be limited as to federal income tax deductions to the extent that total individual compensation paid to the Company's Chief Executive Officer or to any of the other four most highly compensated executive officers exceeds $1,000,000 in any one year. The Company can preserve the deductibility of certain compensation in excess of $1,000,000, however, provided that it complies with conditions imposed by Section 162(m) of the Internal Revenue Code, including the payment of performance-based compensation pursuant to a plan approved by shareholders. The 1995 Plan is designed to provide the Company flexibility and the opportunity to qualify certain aspects of compensation under Section 162(m) as performance-based compensation under Section 162(m) of the Internal Revenue Code.

  The foregoing summary of the effect of federal income taxation upon the employee and the Company with respect to awards under the 1995 Plan does not purport to be complete, and reference should be made to the applicable provisions of the Internal Revenue Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside.

ESTIMATED BENEFITS

  No benefits or amounts have been allocated under the 1995 Plan, nor are any such benefits or amounts now determinable. For comparison purposes, please refer to the grants and awards that were made under the 1990 Plan in fiscal 1994, shown in the Option/SAR Grants in Last Fiscal Year table on page 14. In addition to the data shown in that table, in fiscal 1994, 122,250 stock options were granted to all current executive officers as a group and 2,000,530 stock options were granted to all employees, including all current officers who are not executive officers, as a group. Neither the 1990 Plan nor the 1995 Plan permits awards to directors who are not executive officers.

BOARD RECOMMENDATION

  The Board of Directors believes that the grant of stock options and stock and cash awards will provide significant incentives to selected key employees who contribute and are expected to contribute materially to the continued success of the Company. The Board of Directors therefore recommends a vote FOR approval of the 1995 Plan by the shareholders. Proxies received by the Board of Directors will be so voted unless shareholders specify a contrary choice in their proxies.

REQUIRED APPROVAL

  The favorable vote of a majority of the shares present and voting at the annual meeting is required for approval of the 1995 Plan.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  From time to time the shareholders of the Company submit proposals that they believe should be voted upon by the shareholders. The Commission has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than September 15, 1995 in order to be considered for inclusion in the Company's 1996 proxy materials.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Company's current Audit Committee consisting of four outside directors, Ms. Shirley Hufstedler, Mr. Harold Haynes, Mr. Richard Hackborn and Mr. Walter Hewlett, has appointed Price Waterhouse LLP as the Company's independent accountants to audit the consolidated financial statements of the Company for the 1995 fiscal year. Price Waterhouse LLP served as the Company's independent accountants for the fiscal year ended October 31, 1994, and during the course of that fiscal year they were also engaged by the Company to provide certain tax and consulting services.

  The Board of Directors recommends that the shareholders vote FOR approval of the appointment of Price Waterhouse LLP as the Company's independent accountants for the succeeding year. If the appointment is not approved, the Board will select other independent accountants. Representatives of Price Waterhouse LLP will be present at the meeting to respond to appropriate questions from the shareholders and will be given the opportunity to make a statement should they desire to do so.

               MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

  The Board is not aware of any matters to come before the meeting other than the election of directors, the proposed adoption of the 1995 Incentive Stock Plan and the proposal to approve the appointment of Price Waterhouse LLP as the Company's independent accountants for the succeeding year. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                           INCORPORATION BY REFERENCE

  As stated on page 26, the Company's 1995 Incentive Stock Plan is incorporated by reference into this proxy statement.

                                VOTE OF PROXIES

  All shares represented by duly executed proxies will be voted for the election of the nominees named above as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any nominee should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors. With respect to the proposals to approve the adoption of the 1995 Incentive Stock Plan and the appointment of Price Waterhouse LLP as the Company's independent accountants, all such shares will be voted for or against, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted for the proposal to adopt the 1995 Incentive Stock Plan and to approve Price Waterhouse LLP as the Company's independent accountants.

                                             By Order of the Board of
                                             Directors

                                             D. Craig Nordlund
                                             Associate General Counsel and
                                             Secretary

Dated: January 13, 1995

                                                                      APPENDIX A

                            HEWLETT-PACKARD COMPANY

                           1995 INCENTIVE STOCK PLAN

                  PART 1. PLAN ADMINISTRATION AND ELIGIBILITY

I. PURPOSE

  The purpose of this 1995 Incentive Stock Plan (the "Plan") of Hewlett-Packard Company ("HP" or the "Company") is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company's continued progress and thus to provide them with a further incentive to continue in the employ of the Company or its subsidiaries or affiliates. (Each of the Company and all such subsidiaries and affiliates is referred to hereinafter as a "Participating Company.")

II. ADMINISTRATION

  A Stock Option Committee (the "Committee"), consisting of two or more directors of the Company, each of whom is a "disinterested person" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall supervise and administer the Plan. The Committee has all powers and discretion necessary and appropriate to administer the Plan and to control its operation, including, without limitation, the power to (i) determine which employees shall be granted options to purchase shares of the Company's $1 par value Common Stock ("Common Stock"), stock appreciation rights and stock or cash awards, including, without limitation, performance-based restricted stock, (ii) prescribe the terms and conditions of the awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan, and
(vi) interpret, amend or revoke any such rules. All questions of interpretation of the Plan or of any options or awards issued under it shall be determined by the Committee, and such determination shall be final and binding upon all persons having an interest in the Plan. In addition, the Committee may delegate to the Executive Committee of the Board of Directors (the "Executive Committee") the power to approve stock options and stock and cash awards to employees who are not subject to Section 16 of the Exchange Act and who are not at the time of any such approval covered employees under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

III. PARTICIPATION IN THE PLAN

  Key employees of the Company, including officers, and directors of the Company who are also employed by a Participating Company, shall be eligible to participate in the Plan.

IV. STOCK SUBJECT TO THE PLAN

  The maximum number of shares that may be awarded under the Plan shall be 16,000,000 shares of Common Stock. If a class of Preferred Stock is created and authorized by the Company's Amended Articles of Incorporation, Preferred Stock may be used in lieu of Common Stock for Plan grants. The limitation on the number of shares that may be awarded under the Plan shall be subject to adjustment as provided in Section XXII of the Plan.

  The grant of a stock award not pursuant to an option under the Plan ("Stock Award") shall be subject to such restrictions as the Committee shall determine to be appropriate, including but not limited to restrictions on resale, repurchase provisions, special vesting requirements or forfeiture provisions. The grant and exercise of a stock option shall be subject to such restrictions as the Committee may determine to be appropriate in accordance with Section VI of the Plan.

  The Committee may authorize conversion under the Plan of any or all outstanding stock options held by optionees of a company that HP acquires. Any conversion will be effective on the closing date of such merger or acquisition. Such converted options are referred hereto as "Conversion Options". The Conversion Options may be nonstatutory options or incentive stock options entitled to special tax treatment under Section 422 of the Internal Revenue Code ("ISOs"). Unless otherwise specified by the Committee at the time of grant, all Conversion Options shall have the same terms and conditions as options granted under the Plan.

  If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, or if any Stock Awards are forfeited, the forfeited shares or shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

                 PART 2. OPTIONS AND STOCK APPRECIATION RIGHTS

V. INCENTIVE STOCK OPTIONS

  Any option granted under the Plan may be designated by the Committee as a nonstatutory option or as an ISO.

  No option intended to qualify as an ISO may be granted under the Plan if such grant, together with any applicable prior grants, would exceed any maximum established under the Internal Revenue Code for ISOs that may be granted to a single employee. Should it be determined that any ISO granted under the Plan exceeds such maximum, the ISO shall be null and void to the extent, but only to the extent, of such excess. Section 422(d)(1) of the Internal Revenue Code presently provides that with respect to options granted after December 31, 1986 the aggregate fair market value (determined as of the time the ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by an employee in any calendar year under all incentive stock option plans of the Company shall not exceed $100,000.

  Nothing in this section shall be deemed to prevent the grant of options in excess of the maximum established by the Internal Revenue Code where such excess amount is treated as a nonstatutory option not entitled to special tax treatment under Section 422 of the Internal Revenue Code.

VI. TERMS, CONDITIONS AND FORM OF OPTIONS

  Each option granted under this Plan shall be authorized by action of the Committee and shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

    A. Options Non-transferable

      (1) General

        Except as provided in subsection VI.A(2) below, each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by him. No option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

      (2) Transferability to Certain Vehicles

        The Committee, in its sole discretion, may establish, as permitted by applicable law, rules and conditions under which an optionee may transfer an option to those types of trusts or other vehicles that the Committee may determine to be eligible for transfer.

    B. Period of Option. The Committee may specify, at the time of grant, a vesting schedule of any option. If no vesting schedule is specified, no option may be exercised before the first anniversary of the date upon which it was granted, nor may it be exercised as to more than one-fourth of the number of shares covered thereby before the second anniversary of such date, nor as to more than one-half of the number of shares covered thereby before the third anniversary of such date, nor as to more than three-fourths of the number of shares covered thereby before the fourth anniversary of such date. Any option granted pursuant to the Plan shall become exercisable in full upon the retirement of the optionee because of age or total and permanent disability or upon the death of the optionee. No option shall be exercisable after the expiration of 10 years from the date upon which such option is granted. Each option shall be subject to termination before its date of expiration as hereinafter provided.

    C. Exercise of Options. Options may be exercised only by written notice to the Company at its head office accompanied by payment in U.S. dollars of the full consideration for the shares as to which they are exercised, and, with respect to nonstatutory options, by payment of all applicable U.S. withholding taxes upon such exercise. In addition, if and to the extent authorized by the Committee, optionees may make all or any portion of any payment due to the Company upon exercise of an option by delivery of any property (including securities of the Company) other than cash, as long as such property constitutes valid consideration for the stock under applicable law.

  The Committee may, but need not, permit the payment of applicable withholding taxes due upon exercise of an option, up to the highest marginal rates then in effect, by the withholding of shares otherwise issuable upon exercise of the option. Option shares withheld in payment of such taxes shall be valued at the fair market value of the stock on the date of exercise. Fair market value shall be deemed to be the mean of the highest and lowest quoted selling prices for such shares on the exercise date as reported on the New York Stock Exchange Composite Tape. The Committee may impose special restrictions on the use of option shares as payment for withholding taxes by individuals subject to
Section 16 of the Exchange Act.

  No option may be exercised while the optionee is on any leave of absence from the Company, other than an approved personal or medical leave having an employment guarantee. Options will continue to vest during any authorized leave of absence, and may be exercised to the extent permitted by subsection VI.B above upon the optionee's return to an active employment status.

    D. Termination of Options

      (1) Termination of Employment

        All rights of an employee in an option, to the extent that it has not been exercised, shall terminate upon the termination of his employment for any reason.

      (2) Retirement and Death

        In the event of an employee's retirement due to age or total and permanent disability, all rights of an employee in an option, to the extent that it has not been exercised, shall terminate three years from the date thereof with respect to nonstatutory options and three months from the retirement date with respect to ISOs or upon expiration of the option, whichever shall first occur. In the event of the death of the employee, the option shall terminate upon failure of his designated representative to exercise the option in accordance with the time period provided in subsection VI(E) below.

      (3) Leave of Absence

        The Committee may, but shall not be required to, authorize the continuation of options held by employees who, at the Company's request or with the Company's consent, are terminating or taking a leave of absence from the Company to accept employment with not-for-profit or for-profit corporations, governmental agencies, industry associations or other organizations in connection with the Company's investments or strategic alliances. Such approval must be obtained from the Committee prior to termination of employment in order to prevent the immediate termination of options. The Committee may, in its sole discretion, delegate its authority under this subsection to the Executive Committee.

      (4) Divestiture

        If an employee terminates because of a divestiture by a Participating Company, any option granted pursuant to the Plan shall become exercisable in full and the employee may exercise any such option that has not already been exercised until the earlier of: (i) three months from the closing date of the divestiture, or such longer date, if any, that the Committee may authorize, or (ii) the expiration of the option. The Committee may, in its sole discretion, delegate its authority under this subsection to the Executive Committee.

      (5) Voluntary Severance Program

        If an employee terminates as a result of participation in a Participating Company voluntary severance program approved by the Executive Committee, any option granted pursuant to the Plan shall become exercisable in full, and the employee may exercise any such option that has not already been exercised until the earlier of (i) three months from the employee's termination date, or (ii) the expiration of the option.

    E. Exercise by Representative Following Death of Employee. The employee, by written notice to the Company, may designate one or more persons (and from time to time change such designation) including his legal representative, who, by reason of his death, shall acquire the right to exercise all or a portion of the option. If the person or persons so designated wish to exercise any portion of the option, they must do so within one year after the death of the employee or retired employee, as the case may be. All rights of the representative(s) in the option shall terminate upon failure to exercise the option within the time period set forth in this subsection VI.E. Any exercise by a representative shall be subject to the provisions of this Plan.

VII. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS

  The Committee shall have the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution therefor, provided that any such action may not have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the optionee.

  The Committee shall have the power to lower the exercise price of an outstanding option not intended to qualify as an ISO under the Internal Revenue Code; provided, however, that the exercise price per share may not be reduced below 75% of the fair market value of a share of Common Stock on the date the action is taken to reduce the exercise price. Such fair market value shall be deemed to be the mean of the highest and lowest quoted selling prices for such shares on that date as reported on The New York Stock Exchange Composite Tape.

VIII. OPTION PRICE

  The option price per share for the shares covered by each nonstatutory option shall be not less than 75% of the fair market value of a share of Common Stock on the date the option is granted. The option price per share for ISOs shall be not less than the fair market value on the option grant date. Such fair market value shall be deemed to be the mean of the highest and lowest quoted selling prices for such share on that date as reported on The New York Stock Exchange Composite Tape. The option price per share for Conversion Options shall be determined by the Committee at the time of the related merger or acquisition.

IX. LOANS FOR EXERCISE OF OPTIONS

  Any option agreement under this Plan entered into with an employee may, but need not, provide that the Company shall lend to the employee who holds the option the funds for any exercise of his option. Any such loans made to individuals subject to Section 16 of the Exchange Act shall be at a rate of interest adequate to avoid imputation of income under Sections 483 and 7872 of the Internal Revenue Code and shall be for a term not to exceed 15 months from the date of exercise of the related option. Any loan by the Company to fund the exercise of an option shall be subject to such other terms and conditions as shall be set forth in the option agreement, which terms and conditions shall be determined by the Committee at the time of the grant of the option. Loans may or may not be secured by stock issued pursuant to such option exercises, at the Committee's discretion.

X. STOCK APPRECIATION RIGHTS

  A. General. This section shall apply to employees who hold options heretofore or hereafter granted under the Plan ("Options"). The Committee may, but shall not be required to, grant to such employees stock appreciation rights as herein provided with respect to not more than the number of shares (from time to time) subject to the Options held by such employees. The stock appreciation rights shall be integral parts of the respective Options and shall have no existence apart therefrom.

  A stock appreciation right shall be the right of the holder thereof to elect to surrender part or all of any Option that is wholly exercisable, or of any exercisable portion of an Option that is partially exercisable, and receive in exchange therefor cash or shares of Common Stock (valued at current fair market value) or a combination thereof. Such cash or shares or combination shall have an aggregate value ("Appreciation") equal to the excess of the current fair market value of one share over the Option price of one share specified in such Option multiplied by the number of shares subject to such Option or the portion thereof that is surrendered. The current fair market value of a share shall be the mean of the highest and lowest quoted selling prices for shares as reported on The New

York Stock Exchange Composite Tape on the day on which a stock appreciation right is exercised, or if no sale was made on such date, then on the next preceding day on which such a sale was made. No fractional share shall be issued on the exercise of a stock appreciation right, and settlement therefor shall be made in cash.

  Each stock appreciation right granted under this Plan shall be subject to the following terms and conditions: (1) each stock appreciation right shall be evidenced by a written agreement between the Company and the holder in such form as the Committee shall authorize; (2) each stock appreciation right granted under the Plan by its terms shall not be transferable by the holder otherwise than by will or by the laws of descent and distribution, and shall be exercised during the lifetime of the holder only by him, and no stock appreciation right or interest therein may be transferred, assigned, pledged or hypothecated by the holder during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process; (3) all rights of an employee in a stock appreciation right, to the extent that it has not been exercised, shall terminate upon the death of the employee or the termination of his employment for any reason other than retirement because of age or total and permanent disability, and in case of such retirement three years from the date thereof with respect to nonstatutory Options and three months from the date thereof with respect to Options intended to qualify as ISOs or upon expiration of the Option, whichever shall first occur; provided, however, that the employee, by written notice to the Company, may designate one or more persons (and from time to time change such designation), including his legal representative, who, by reason of his death, shall acquire the right to exercise all or a portion of the rights accrued under the stock appreciation right as of the date of his death. If the person or persons so designated wish to exercise any portion of the stock appreciation right, they must do so within one year after the death of the employee or retired employee, as the case may be, and such exercise shall be subject to the provisions of this Plan; and (4) the life of stock appreciation rights shall be coterminous with the life of the Options.

  The holder of a stock appreciation right may exercise the same by (1) filing with the Secretary of the Company a written election, which election shall be delivered by the Secretary to the Committee, specifying (a) the Option or portion thereof to be surrendered, and (b) the percentage of the Appreciation that he desires to receive in cash, if any; and (2) surrendering such Option for cancellation or partial cancellation, as the case may be; provided, however, that any election that specifies that the holder of a stock appreciation right desires to receive any portion of the Appreciation in cash shall be of no force or effect unless and until the Committee shall have consented to such election.

  Upon exercise of a stock appreciation right, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares covered by the Option, or the portion thereof, which is surrendered in connection with such exercise.

  Nothing in the Plan shall be construed to give any eligible employee any right to be granted a stock appreciation right. Neither the Plan nor the granting of a stock appreciation right nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will employ the holder of a stock appreciation right for any period of time or in any position or at any particular rate of compensation. The holder of a stock appreciation right shall have no rights as a shareholder with respect to the shares covered by his stock appreciation right until the date of issuance to him of a stock certificate therefor, and, except as otherwise specifically provided in the stock option agreement for the Options, no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

  The Committee shall have the sole discretion to consent to approve or disapprove, in whole or in part, any election to receive any portion of the Appreciation in cash. If such election is consented to, the stock appreciation right shall be deemed to have been exercised during the Cash Window Period (as defined in subsection X.B below) in which the holder completed all acts required by him under the preceding paragraphs to exercise the stock appreciation right. However, the Cash Window Period restriction shall only apply to employees who are subject to Section 16 of the Exchange Act. Any stock appreciation right exercised during said Cash Window Period shall be valued and deemed exercised as of the date when the mean of the highest and lowest quoted selling prices for the Company's shares as reported on The New York Stock Exchange Composite Tape for that date is the highest for the Cash Window Period. Between meetings of the Committee, the Committee may delegate its powers under this paragraph of Section X to a committee consisting of not fewer than two members of the Committee.

  B. Additional Restrictions Applicable to Section 16 Employees. No stock appreciation right or related Option may be exercised during the first six months of its term, except in the event of death or total and permanent disability of the holder occurring prior to the expiration of this six-month period. No election to receive any portion of the Appreciation in cash shall be filed with the Secretary and no stock appreciation right shall be exercised to receive any cash unless such election and exercise shall occur during the period (hereinafter referred to as the "Cash Window Period") beginning on the third business day following the date of release for publication by the Company of a regular quarterly or annual statement of sales and earnings and ending on the twelfth business day following such date. The Committee may consent to the election of a holder to receive any portion of the Appreciation in cash at any time after such election has been made.

  Stock appreciation rights granted to individuals subject to Section 16 of the Exchange Act must comply with the applicable provisions of Rule 16b-3. These rights shall contain such additional conditions or restrictions as may be required under this rule (or any successor rule) to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

XI. INDIVIDUAL GRANT LIMITATION

  The Plan prohibits a single participant from receiving grants of options or stock appreciation rights during any single fiscal year of the Company for more than an aggregate of 150,000 shares of Common Stock (subject to adjustment as provided in Section XXII of the Plan). The amount of any payment of stock appreciation rights in cash shall be based upon the fair market value of Common Stock on the date of exercise. Fair market value shall be the mean of the high and low prices of such stock on The New York Stock Exchange Composite Tape on the date in question, or if no sales of such stock were made on that date, the mean of the high and low prices of such stock on the next preceding day on which sales were made.

                         PART 3. STOCK AND CASH AWARDS

XII. STOCK AND CASH AWARD DETERMINATION

  The Committee may grant an eligible employee Stock Awards or awards of cash ("Cash Awards") at such times and in such amounts as the Committee may designate which in its opinion fully reflect the performance level and potential of such employee. The Committee shall designate whether such awards are payable in Common Stock, cash, or a combination thereof. Such awards shall be made in accordance with such guidelines as the Committee may from time to time adopt. Stock Awards and Cash Awards shall be independent of any grant of an option under this Plan and shall be made subject to such restrictions as the Committee may determine to be appropriate.

XIII. PAYMENT OF STOCK OR CASH AWARDS

  A. No employee shall have the right to receive payment of any Stock Award or Cash Award until notified of the amount of such award, in writing, by the Committee or its authorized delegate.

  B. Payment of Cash Awards shall be made in a lump sum or in annual installments over such period as the Committee may designate, which period shall not exceed five years, provided that the Committee may from time to time designate minimum installment amounts.

  C. After an award of Common Stock subject to restrictions ("Restricted Stock"), such shares will be deposited in certificate or book entry form in escrow with the Company's Secretary. The employee shall retain all rights in the Restricted Stock while it is held in escrow including but not limited to voting rights and the right to receive dividends, except that the employee shall not have the right to transfer or assign such shares until all restrictions pertaining to such shares are terminated, at which time the applicable stock certificates shall be released from escrow and delivered to the employee by the Company's Secretary.

  D. The Committee may permit, on such terms as it deems appropriate, use of Restricted Stock as partial or full payment upon exercise of a stock option under the Company's incentive stock option or compensation plans or this Plan. In the event shares of Restricted Stock are so tendered as consideration for the exercise of an option, a number of the shares issued upon the exercise of said option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted plus any additional restrictions that may be imposed by the Committee.

XIV. TERMINATION OF RESTRICTIONS ON STOCK AWARDS

  The Committee will establish the period or periods after which the restrictions on Restricted Stock will lapse.

  The Committee may in its discretion permit an employee to elect to receive in lieu of shares of Restricted Stock, at the expiration of the restrictions, a cash payment equal to the fair market value of the Common Stock on the date the restrictions lapse. The Committee may also permit the employee to elect to pay applicable withholding taxes due upon the lapse of restrictions with part of the shares due the employee at such time. The shares cancelled in payment of withholding taxes shall be valued at the fair market value of the Common Stock on the date the restrictions lapse. Fair market value shall be the mean of the high and low prices of such stock on The New York Stock Exchange Composite Tape on the date in question, or if no sales of such stock were made on that date, the mean of the high and low prices of such stock on the next preceding day on which sales were made.

XV. RESTRICTIONS AND FORFEITURE OF STOCK AWARDS

  The Company's obligation to deliver stock held in escrow is subject to the condition that the employee remain an employee of the Company on active or authorized leave status or be under contract to provide services to the Company as provided in Section XVII hereof for the entire deferral and/or restriction period, including mandatory and optional deferrals. If the employee fails to meet this condition, the employee's right to any such unpaid amounts or undelivered stock shall be forfeited. This provision may be waived by the Committee in exceptional circumstances, including the employee serving at the Company's request or with the Company's consent as an employee of a not-for-profit or for-profit corporation, a governmental agency, industry association or other similar organization in connection with the Company's investments or strategic alliances. Unless the Committee provides otherwise, in the event an employee holding restricted shares ceases to be on active pay status during the restricted period for a period of more than six months, the restricted period shall be extended by a period of time equal to the length of the period of inactive status.

XVI. DEATH OF A PARTICIPATING EMPLOYEE HOLDING RESTRICTED STOCK

  A. By written notice to the Company, an employee who has received a grant of Restricted Stock may designate one or more persons (and from time to time change such designation) who, by reason of his death, shall acquire the right to receive any vested but unpaid awards held by the employee at the time of his death. Such awards shall be paid to the designated representative at such time and in such manner as if the employee were living.

  B. In the event of the death of an employee holding unvested restricted shares, the employee's designated representative shall be entitled to receive a prorated number of shares determined by dividing the number of whole years lapsed since the grant date by the number of years in the restricted period and multiplying this ratio by the number of shares subject to the restricted stock award. Remaining unvested shares shall be forfeited unless additional payments are specifically authorized by the Committee.

  C. If at the time of the employee's death, there is no effective beneficiary designation as to all or some portion of the awards hereunder, such awards or such portion thereof shall be paid to or on the order of the legal representative of the employee's estate. In the event of uncertainty as to the interpretation or effect of any notice of designation, the Committee's decision with respect thereto shall be conclusive.

XVII. RETIREMENT OR DISABILITY OF EMPLOYEE HOLDING STOCK AWARD

  In the event of total and permanent disability of an employee who has participated in the Plan, any unpaid but vested award shall be paid to the employee if legally competent or to a committee or other legally designated guardian or representative if the employee is legally incompetent.

  At the time of grant of any Stock Award, the Committee may specify special conditions or terms covering the status of such Stock Award upon the retirement or total and permanent disability of the employee. If no provision is made, and if the employee retires due to age or is totally and permanently disabled but is still legally competent, the Company's obligation to make any payment due thereafter under the Stock Award feature of the Plan is subject to the conditions that for the entire period of deferral or restriction, including mandatory and optional deferrals:

    A. An employee retiring due to age shall render as an independent contractor and not as an employee such advisory or consultative services to the Company as shall be reasonably requested by the Company's Board of Directors (the "Board") or the Executive Committee in writing from time to time, consistent with the state of the retired employee's health and any employment or other activities in which such employee may be engaged. For purposes of this Plan, the employee shall not be required to devote a major portion of time to such services and shall be entitled to reimbursement for any reasonable out-of-pocket expenses incurred in connection with the performance of such services;

    B. The employee shall not render services for any organization or engage directly or indirectly in any business which, in the opinion of the Committee, competes with, or is in conflict with the interest of, a Participating Company. The employee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organizations as long as they are listed upon a recognized securities exchange or traded over-the-counter, or as long as such investment does not represent a substantial investment to the employee or a significant (greater than 10%) interest in the particular organization. For the purposes of this subsection XVII(B), any organization that is engaged in the business of producing, leasing or selling products or providing services of the type now or at any time hereafter made or provided by a Participating Company shall be deemed to compete with a Participating Company;

    C. The employee shall not, without prior written authorization from the Company, disclose to anyone outside a Participating Company, or use in other than a Participating Company's business, any confidential information or material relating to the business of any Participating Company, either during or after employment with a Participating Company; and

    D. The employee shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the employee during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

XVIII. PERFORMANCE-BASED RESTRICTED STOCK AWARDS.

  A. Award Agreement. The Committee, in its discretion, may grant performance-based restricted stock awards to an eligible employee or make vesting of performance-based restricted shares contingent upon the attainment of performance goals relating to: (1) earnings growth, (2) return on shareholders' equity, (3) earnings per share, (4) return on assets, (5) revenue growth, (6) stock price, or (7) other business goals defined by the Committee, each as may be adjusted by extraordinary financial events, if applicable. Any such objectives and the period in which such objectives are to be met will be determined by the Committee at the time of grant and reflected in the written award agreement. The number or value of performance shares that will be paid out to a participant at the end of the performance period will depend on the extent to which the Company has met the objectives determined by the Committee.

  B. Payment of Performance-based Restricted Shares. Payment of earned performance-based restricted shares is made as soon as practicable after the Committee has determined that the performance goals have been met. The Committee, in its discretion, may pay earned performance-based restricted stock in the form of shares of Common Stock, cash or a combination thereof. Payment of performance-based restricted stock in cash results in the return of the shares to the Plan, and the shares subject to an award paid in cash will again be available for grant under the Plan. Unless otherwise established by the Committee in the applicable award agreement, upon a participant's termination of employment, for any reason, all remaining unearned performance-based restricted shares shall be forfeited and returned to the Plan and shall again be available for award under the Plan. The Committee shall also set forth in the grant the number of performance-based restricted shares or the amount of payment to be made under a performance award if the performance goals are met or exceeded, including the fixing of a maximum payment (subject to subsection XVIII(D)).

  C. Nontransferability. A performance share award is nontransferable other than by will, the laws of descent and distribution or, if permitted by the Committee, beneficiary designation, and a participant's rights under an award are exercisable during the participant's lifetime only by the participant. The extent to which a participant's rights under an award of performance-based restricted stock are exercisable, if at all, in the event of the total and permanent disability or death during a performance period of a participant shall be determined by the Committee at the time of grant.

  D. Maximum Payment. In any fiscal year, no individual may receive payment for performance-based restricted stock in excess of an aggregate of 150,000 shares of Common Stock, including stock options, stock appreciation rights and other Stock Awards granted under this Plan (subject to adjustment as provided in Section XXII of the Plan). The amount of any payment of performance-based restricted shares in cash shall be based upon the fair market value of the Common Stock on the date the restrictions lapse. Fair market value shall be the mean of the high and low prices of such stock on The New York Stock Exchange Composite Tape on the date in question, or if no sales of such stock were made on that date, the mean of the high and low prices of such stock on the next preceding day on which sales were made.

                           PART 4. GENERAL PROVISIONS

XIX. ASSIGNMENTS

  The rights and benefits under this Plan may not be assigned except for the designation of a representative or beneficiary, as provided in Sections VI, X, XVI and XVIII.

XX. TIME FOR GRANTING OPTIONS OR STOCK AWARDS

  All options for shares, stock appreciation rights and Stock Awards subject to this Plan shall be granted, if at all, not later than 10 years after the adoption of this Plan by the Board.

XXI. LIMITATION OF RIGHTS

  A. No Right to an Option or Stock Award. Nothing in the Plan shall be construed to give any personnel of the Participating Companies any right to be granted an option, Stock Award or Cash Award.

  B. No Employment Right. Neither the Plan, nor the granting of an option, Stock Award or Cash Award nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that any of the Participating Companies will employ a grantee for any period of time or in any position, or at any particular rate of compensation.

  C. No Shareholder Rights for Options. An optionee shall have no rights as a shareholder with respect to the shares covered by his options until the date of the issuance to him of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

XXII. CHANGES IN PRESENT STOCK

  In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's present Common Stock, appropriate adjustment shall be made by the Board in the number (including the aggregate numbers specified in Section IV, XI and XVIII(D)) and kind of shares that are or may become subject to options and Stock Awards granted or to be granted hereunder, and in the option price of shares which are subject to options granted hereunder.

XXIII. CHANGE IN CONTROL

  In the event that the Company is merged into or acquired by another entity in a transaction involving a change in control, the Committee shall have complete authority and discretion, but not the obligation, to accelerate the vesting of outstanding stock options and the termination of restrictions on Stock Awards.

  The Committee may also ask the Board to negotiate, as part of any agreement involving a sale or merger of the Company, a sale of substantially all the Company's assets or similar transaction, terms providing protection for employees holding stock options or Stock Awards.

XXIV. EFFECTIVE DATE OF THE PLAN

  The Plan shall take effect on the date of adoption by the Board, subject to approval by the shareholders of the Company at a meeting held within 12 months after the date of such adoption. Options, Stock Awards or Cash Awards may be granted under the Plan at any time after the adoption of the Plan by the Board and prior to the termination of this Plan.

XXV. AMENDMENT OF THE PLAN

  The Committee may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that the Committee may seek shareholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange on which the Company's stock is listed or other applicable law or regulation.

XXVI. NOTICE

  Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

XXVII. COMPANY BENEFIT PLANS

  Nothing contained in this Plan shall prevent the employee prior to death, or the employee's dependents or beneficiaries after the employee's death, from receiving, in addition to any awards provided for under this Plan and any salary, any payments under a Company retirement plan or which may be otherwise payable or distributable to such employee, or to the employee's dependents or beneficiaries under any other plan or policy of the Company or otherwise.

XXVIII. UNFUNDED PLAN

  Insofar as it provides for awards of stock or cash, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to employees who are granted awards of stock under this Plan, any such accounts will be used merely as a bookkeeping convenience. Except for the holding of Restricted Stock in escrow pursuant to subsection XIII(C), the Company shall not be required to segregate any assets that may at any time be represented by awards of stock or cash, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any employee with respect to an award of stock or cash under this Plan shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

XXIX. GOVERNING LAW

  This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of California and construed accordingly.

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                                      LOGO
                            HEWLETT-PACKARD COMPANY



    5963-5354EUS

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

                            HEWLETT-PACKARD COMPANY

               ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 28, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Lewis E. Platt and D. Craig Nordlund and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Hewlett-Packard Company held of record by the undersigned on December 30, 1994, at the annual meeting of shareholders to be held on Tuesday, February 28, 1995, or any adjournment thereof.

              IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                            HEWLETT-PACKARD COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

1. Election of Directors-
   T.E. Everhart, J.B. Fery, J.P.G. Gimon, R.A. Hackborn, H.J. Haynes, W.B. Hewlett, S.M. Hufstedler, G.A. Keyworth II, P.F. Miller, Jr., S.P. Orr, D.W. Packard, D.E. Petersen, L.E. Platt, and R.P. Wayman

                    FOR ALL
   FOR   WITHHELD   EXCEPT   NOMINEE(S) WRITTEN BELOW

   [_]     [_]        [_]    _______________________________________________

   (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided)

2. Proposal to Adopt the 1995 Incentive Stock Plan.

   FOR    AGAINST    ABSTAIN

   [_]      [_]        [_]

3. Proposal to Approve the Appointment of Price Waterhouse LLP as Independent Accountants.

   FOR     AGAINST   ABSTAIN

   [_]       [_]       [_]

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.
- ---

Dated ___________________________, 1995

_______________________________________
Signature

_______________________________________
Signature

Please sign exactly as your name or names appear on the reverse side. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.